As filed with the Securities and Exchange Commission on March 11, 1996
                     Registration No. 33-_____________


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                         _______________________
                        REGISTRATION STATEMENT ON
                                 FORM S-3
                                  under
                        THE SECURITIES ACT OF 1933
                        BIOCONTROL TECHNOLOGY, INC.
           (Exact name of registrant as specified in its charter)

     Pennsylvania                  3841                       25-1229323
     (State or other jurisdiction  (Primary Standard          (I.R.S. Employer
     of incorporation or           Industrial Calssification  Identification
     organization)                 Code Number)               Number)

                          300 Indian Springs Road
                Indiana, Pennsylvania  15701 (412) 349-1811
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
               ___________________________________________
                 Fred E. Cooper, Chief Executive Officer
                       Biocontrol Technology, Inc.
  2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                              (412)429-0673
(Name, address, including zip code, and telephone number, including area code, of agent for service)
               ___________________________________________
                                 Copy to:
                         M. Kathryn Sweeney, Esq.
                        Sweeney & Associates P.C.
            7300 Penn Avenue, Pittsburgh, Pennsylvania  15208
          _____________________________________________________
       Approximate date of commencement of proposed sale to the public:
   As soon as possible after this registration statement becomes effective.
 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which constitutes part of this Registration Statement also relates to an aggregate of 398,519 of the Registrant's common stock registered on Form S-1, Registration No. 33-91086, and an aggregate of 2,060,982 of the Registrant's common stock registered on Post-Effective Amendment No. 3 to Form S-3, Registration No. 33-55200.

                       CALCULATION OF REGISTRATION FEE


Title of Each Class of        Amount to be Registered   Proposed Maximum           Proposed Maximum     Amount of
Securities to be Registered                             Offering Price Per Share   Aggregate Offering   Registration Fee
                                                                                   Price
Common Stock                      5,000,000(1)            $2.1875(2)                $10,937,500            $3,771.54
Common Stock                        128,480(3)            $2.1875(2)                $   281,050            $   96.91
                                  ___________                                       ___________            _________
Total                             5,128,480                                         $11,218,550
Total Registration Fee                                                                                     $3,868.46

                    TOTAL OF SEPARATELY NUMBERED PAGES 37
               EXHIBIT INDEX ON SEQUENTIALLY NUMBERED PAGE 30

(1)  Primary shares to be offered by the Registrant.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock of Registrant on the NASDAQ Small-Cap Market reported on March 6, 1996.
(3) Secondary Shares to be offered by Selling Shareholders and consisting of 74,480 Warrant Shares and 54,000 Resale Shares.
_____________________

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION DATED March 11, 1996

PRELIMINARY PROSPECTUS

                       BIOCONTROL TECHNOLOGY, INC.
                               Common Stock

RESALE OF 107,519 SHARES OF PRESENTLY OUTSTANDING COMMON STOCK, THE ISSUANCE OF 2,475,462 SHARES OF COMMON STOCK UPON THE EXERCISE OF OUTSTANDING WARRANTS, AND THE SALE OF 5,000,000 SHARES OF AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK BY THE COMPANY.
                  ______________________________________

     The Prospectus filed with this Registration relates to an offering of the following: up to 7,582,981 shares of common stock (the "Common Stock"), of Biocontrol Technology, Inc. (the "Company" or "BICO"). The Common Stock is comprised of the following: 5,000,000 shares of authorized but unissued common stock to be sold directly by the Company; 2,060,982 shares of Common Stock
(the "Warrant Shares") issuable upon exercise of certain Warrants granted by the Company and summarized herein (the "Warrants"), which were last registered on Post-Effective Amendment No, 3 to Form S-3 at 33-55200; 345,000 Warrant Shares issuable upon the exercise of certain Warrants granted by the Company which were last registered on Form S-1 at 33-91086; and common stock held by certain selling shareholders (the "Selling Shareholders") of up to 107,519 shares of Common Stock (the "Resale Shares"), 53,519 of which were last registered on Form S-1 at 33-91086. 2,405,982 Warrant Shares and 53,519 Resale shares are included in this Registration Statement and Prospectus pursuant to Rule 429 under the Securities Act of 1933 ("Rule 429"). Therefore, this Prospectus includes: 5,000,000 Primary Shares; 107,519 Resale Shares; and 2,475,462
Warrant Shares.

     The issuance of Warrant Shares may occur from time to time and at the discretion of the holder prior to the expiration date of the Warrant. The Warrants will expire on various dates (unless exercised prior to expiration) not later than October 25, 2000. It is expected that certain Selling Shareholders may offer the Resale Shares which they own, at any time and from time to time, directly through agents or dealers, in the over-the-counter market, or otherwise, on terms and conditions determined at the time of sale by the Selling Shareholders or as a result of private negotiations between buyer and seller. Expenses of any such resale will be borne by the buyer and seller as they may agree.

     The Company's common stock is traded on the NASDAQ Small-Cap Market under the trading symbol "BICO" and is also reported under the symbol "BIOCNTRL TEC".

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PRELIMINARY PROSPECTUS IS MARCH 11, 1996

                            [INSIDE FRONT COVER]

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices including those located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-34322; and 75 Park Place, New York, NY. Copies of this material may also be obtained from the Public Reference section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Company's common stock is traded on the NASDAQ Small Cap Market ("NASDAQ"). In accordance with 1934 Act requirements, the Company files reports, proxy statements and other information with NASDAQ. Such reports, proxy statements and other information concerning the Company can be inspected at NASDAQ's offices located at 1735 K Street N.W., Washington D.C., 20006. This Prospectus omits certain information contained in the Registration Statement and the exhibits relating thereto which the Registrant has filed with the Securities and Exchange Commission, under the Securities Act of 1933
(the "1933 Act"), and to which reference is made for additional information. Descriptions concerning the provisions of any document are qualified in their entirety by reference to the full text of such document as filed with the Commission as an exhibit to the Registration Statement.

                         INCORPORATION BY REFERENCE

     The latest financial statements of the Company, as well as other information regarding the Company and the Common Stock, may be found in other documents the Company has filed or will file with the Commission. The following documents are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     Until the Company files a post-effective amendment to this Prospectus indicating that all securities hereunder have been sold, or de-registering all such securities which remain unsold, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act shall be deemed incorporated herein by reference and shall become a part hereof from the date such documents are filed.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus. Such requests should be made to:
Shareholder Relations Department, Biocontrol Technology, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.

     Until 90 days after the effective date of this Prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                THE COMPANY

     Biocontrol Technology, Inc. was incorporated in the Commonwealth of Pennsylvania in 1972 as Coratomic, Inc. and it is referred to herein as "BICO" or the "Company". BICO's operations are located at 300 Indian Springs Road, Indiana, Pennsylvania, 15701, telephone number (412)349-1811 and its administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220, telephone number (412)429-0673.

     The Company's primary business from 1972 through 1986 was the design, manufacture and sale of cardiac pacemakers and associated accessories. In 1983, the Company purchased rights to three heart valves which it manufactured and sold from 1983 through 1987.

     Beginning in late 1986 and continuing through the date hereof, the Company has been developing new medical devices which include models of a noninvasive glucose sensor (the "Noninvasive Glucose Sensor"), an implantable port for drug delivery and hemodialysis use, a polyurethane heart valve, bioremediation products, procedures relating to the use of whole-body extracorporeal hyper-thermia in the treatment of the human immunodeficiency virus ("HIV"), and a paint product which is designed to prevent the buildup of certain substances on underwater surfaces. The Company is currently manufacturing and selling functional electrical stimulators.


                                RISK FACTORS

     An investment in the Company's securities is highly speculative and should not be made by any investor who cannot afford the loss of the entire investment. In addition to the other information in the Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares offered hereby.

     1. Continuing and Future Losses and Cash Flow. The Company has experienced and continues to experience operating losses due to the costs of its research and development activities and the absence of commercially successful products. Without the development of commercially viable products, such losses will continue. If the products currently under development are not fully developed, or do not generate sufficient revenues once developed, the Company will continue to suffer losses. The Company will not be able to continue its operations for an indefinite period of time if such losses continue. It is uncertain at this time whether the Company will achieve profitability in the future. In the event that the Company is unable to complete the development of, receive the necessary U. S. Food and Drug Administration ("FDA") approval for, or successfully market the Noninvasive Glucose Sensor as planned, the Company will incur significant losses and its ability to continue its operations will be jeopardized. The Company's net losses were ($7,855,998) in 1993, ($11,672,123) in 1994, and ($29,420,345) in 1995. The Company's accumulated deficit aggregated ($66,220,357) as of December 31, 1995 The Company estimates that it has the capacity, using available cash resources, including funds it reasonably expects to be raised by BICO or its affiliates, to fund BICO's operations through at least December 31, 1996; however, absent additional funding, the Company will have limited liquidity on a long-term basis. There can be no assurances whether the amount and timing of the receipt of net proceeds from any future securities Offering, or additional financing from third parties, will be sufficient to fund the Company's operations. (SEE, Form 10-K, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS").

     2. Uncertainty of Additional Funding Required to Meet Future Capital Needs. There are no assurances that the Company will receive any proceeds from this Offering, and the maximum proceeds received will be limited to funds received from the sale of the 5,000,000 Primary Shares. The Company estimates that it will require an additional $1,000,000 to complete the research and development phase of the Diasensor 1000(TM) model of the Noninvasive Glucose Sensor (although, due to the uncertainty of the FDA approval process, the Company can make no assurances that such estimate is accurate), and an additional $14,800,000 to continue and complete manufacturing start-up and inventory buildup to begin marketing. The Company anticipates that the sources of such funds will include sales of its securities, if necessary, as well as revenues from its functional electrical stimulator ("FES") and bioremediation products. Such funds will not be sufficient, however, to complete all proposed research and development or manufacturing start-up projects; although the Company does have sufficient capital to meet its short-term needs, the Company currently does not possess sufficient capital to meet all of its future capital needs (SEE, Form 10-K, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS").

     The Company will require additional capital in order to complete its Noninvasive Glucose Sensor, heart valve, hyperthermia treatment and bio-remediation projects. The Company anticipates that its other sources of capital may include additional sales of stock, (SEE, Form 10-K, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"), private domestic and offshore placements of its securities, bank financing or joint ventures with other biomedical companies or venture capital firms. There can be no assurances that the Company will be able to raise capital in a manner which meets its timing requirements, or on terms which are favorable or accept-able to the Company. Should the Company meet its future capital needs via additional sales of stock, further dilution of existing shareholders' equity and voting power will result. Although the Company and its affiliates have a history of successful capital-raising efforts, there can be no assurance that it will be successful in meeting its future capital needs.

     3. Uncertainty of Product Development and Lack of Revenues. Research and development of new products involves a high degree of financial risk and exper-imentation. The Company's development projects involve the application of novel theories, unproven technology and new engineering. The Company's products are at various stages of development. The 510(k) Notification for the Diasensor 1000(TM) model of the Noninvasive Glucose Sensor has been accepted by the FDA, and is currently being reviewed by the FDA for marketing approval. In February, 1996, the FDA's Panel Review recommended that the Company conduct additional clinical trials prior to the granting of marketing approval for the Diasensor 1000(TM); the Company is currently negotiating with the FDA to determine the
scope and parameters of such additional trials.   The bioremediation products
have been developed for various uses in water and on hard surfaces; as to which manufacturing and sales have begun; additional development continues for uses in soil. The functional electrical stimulators are currently being manufactured pursuant to contracts. The hyperthermia project has received FDA approval to conduct additional clinical trials, and if such trials are successful, an FDA application for marketing the technology will be filed. The Coraflex, Inc. ("Coraflex ") heart valve and other implantable devices are in various stages of preliminary development. During 1995, the only products which produced revenue for the Company were the functional electrical stimulator and the bioremediation
products.   There can be no assurance that new products currently under development by the Company ultimately will be developed, and if developed, there can be no assurance that such new products will be commercially viable (SEE, Form 10-K, "BUSINESS").

     4. Competition. The Company and its affiliates are currently focusing their efforts on developing biomedical devices including Noninvasive Glucose Sensors, heart valves and hyperthermia treatment procedures. In addition, the Company's subsidiary, Petrol Rem, Inc. ("Petrol Rem"), is developing bio-remediation products. Other research groups and companies are also researching and developing such technologies, devices and procedures. Those companies may be further along in their research and development, may be better capitalized, may have more sophisticated equipment and expertise and may have various other competitive advantages over the Company. Such other companies may be able to bring their products to market before the Company, which could have a substantial negative impact on the Company's plans with respect to developing technologies and future business prospects.

     Although its features are different, the Company's Noninvasive Glucose Sensor, if successfully developed, will compete with existing invasive glucose sensors which have an established market with diabetics. In addition, the Company is aware that other companies are developing noninvasive glucose sensors, although the Company has very limited knowledge of the status of other development projects, it is not aware of any other company which has filed for FDA approval of its device. The Company's bioremediation product will compete with other groups and companies in the environmental and bioremediation field, many of which are very large and well-established. The Company's other products and procedures, which are still in early stages of development, will also face similar competition if they are successfully developed and brought to market (SEE, Form 10-K, "Competition").

     5. Noninvasive Glucose Sensor Manufacturing Obligation. Pursuant to a Manufacturing Agreement with Diasense, Inc. ("Diasense"), the Company is obligated to manufacture the Noninvasive Glucose Sensors if they are approved for marketing by the FDA. The Company has leased manufacturing space in Indiana, Pennsylvania, and has undertaken to complete substantial renovations to make the space usable as its manufacturing facility. The Company has the right, pursuant to the Manufacturing Agreement, to enlist subcontractors, which the Company believes will be capable, if necessary, of meeting its manufacturing obligations until the facility is renovated. Although the Company has previous manufacturing experience, it has no experience in manufacturing large commercial quantities and its current manufacturing activities are limited to the FES and bioremediation projects.

     6. Price of Noninvasive Glucose Sensor and Uncertainty of Third Party Reimbursement. The Company currently estimates that the price of the Diasensor 1000(TM) model of the Noninvasive Glucose Sensor will be approximately $7950 to $8500. Such price may be set at a level which would limit its sales absent third-party reimbursement. The Company is unable to make projections regarding the availability of or procedures required in order to obtain such third-party reimbursement. Given the uncertainty of the state of the health care industry, the risk exists that the sales potential for the Noninvasive Glucose Sensor would be severely limited in the absence of such reimbursement (SEE, Form 10-K, "Current Status of the Noninvasive Glucose Sensor").

     7. Dependence on Key Officers. BICO is presently dependent upon the experience and ability of the following persons: David L. Purdy, its President, Treasurer and Chairman of the Board; and Fred E. Cooper, its Chief Executive Officer, Executive Vice President and a director. BICO has key-man life insurance on both Mr. Purdy and Mr. Cooper.

     8. Dependence on Diasense. Diasense, which owns the Noninvasive Glucose Sensor technology, is responsible for the marketing of the Noninvasive Glucose Sensor. Diasense has limited marketing and sales experience. Pursuant to a Research and Development contract, Diasense is obligated to reimburse BICO for its expenses incurred in developing the Noninvasive Glucose Sensor.

     9. Dependence on Independent Contractors. In experimenting with and developing new technologies, devices and engineering, the Company and its affiliates rely upon independent contractors who may not devote full-time efforts to the development of the Company's projects. Moreover, the Company's abilities to develop new products depend, in part, upon the evaluation, coordination and supervision of such independent contractors in areas where the Company may not possess particular expertise.

     10. Technological Obsolescence. The medical device industry is subject to rapid technological innovation. While the Company's management is not aware of any new or anticipated technology which would make its new products under development obsolete, it is always possible that future technological developments could make the Company's products significantly less competitive or even obsolete.

     11. Dependence on Component Suppliers. The Company's projects may involve the fabrication of custom, novel or unique component parts for use in experimentation, testing and development of new devices. Suppliers of such components may not be readily available, or available at all, which may require the Company to create such components in-house. Delays in obtaining components can cause delays in the development process. An inability to obtain or fabricate components can cause a total failure of the development process.

Although the Company attempts to minimize the reliance on custom components in designing the devices, unforeseeable problems may arise in the Company's development processes for which no resolution may be available.

     12. Government Regulation and Approval. BICO's and its affiliates' operations, medical devices and certain other projects are subject to regulation by the FDA, the Federal Nuclear Regulatory Commission (the "NRC"), the Environmental Protection Agency (the "EPA") and other federal and state regulatory agencies. There exists the possibility that FDA and other regulatory approval may not be obtained for a given product. FDA approval is required prior to the marketing of the Noninvasive Glucose Sensor. On January 6, 1994, the Company submitted information on its prototype of the Diasensor 1000(TM) to the FDA in a 510(k) Notification, and in February 1994, the Company was notified that its 510(k) Notification had been accepted. During 1994 and 1995, the FDA requested additional data from the Company, which was submitted. In February, 1996, the FDA's Panel Review recommended that marketing approval be delayed until the Company completes additional clinical trials. The Company is currently negotiating with the FDA regarding the scope and parameters of such additional trials, the results of which will be submitted as part of the 510(k) Notification. The FDA review of such notification will result in delays, and no assurance can be given that approval will ultimately be received. If the FDA does not approve the 510(k) Notification, the Company will be required to comply with the FDA's pre-market approval process, which is substantially more time-consuming and expensive. In that event, the Company would require additional capital to meet such expenses, and to support its operations until the Noninvasive Glucose Sensor can be marketed.

     The EPA, through the National Environmental Technology Applications Corporation ("NETAC"), conducted the testing of the Company's bioremediation PRP product. The EPA monitors the use of bioremediation products, and there can be no assurances that EPA procedures will not delay the use of or cause modifications to any given product. The NRC regulates the Company's pacemaker operations, which have been discontinued (SEE, Form 10-K, "BUSINESS").

     13. Patents and Proprietary Rights. The Company holds patents on some of its products, as well as trademarks on the names of some of its products and procedures. In addition, Diasense holds patents, and has patent applications pending on the Noninvasive Glucose Sensor. Both BICO and Diasense may undertake to file additional patent applications in the United States and in foreign countries. Neither BICO nor Diasense can provide assurances that future patents will be granted, that any patent held or pending will not be challenged or circumvented by a competitor or other entity, or that any patent contest will result in a favorable outcome. If any of the Company's or Diasense's patents are successfully challenged, or if future patents are not granted, or if BICO or Diasense is found to have infringed upon another company's patent, it would result in substantial costs and delays in the Company's product development, and would otherwise result in materially adverse consequences.

     14. Additional Shares Available for Future Sale. In addition to the shares being registered pursuant to this Prospectus, the Company has outstanding shares which are available for sale in the public market. As of February 29, 1996, approximately 1,717,225 shares of common stock are eligible for sale in the public market pursuant to Rule 144(k) of the 1933 Act. No additional shares will be eligible for sale subject to Rule 144 as of 90 days or 180 days after the effective date of this Prospectus, since all of the outstanding shares will have qualified for Rule 144(k), by virtue of a three-year holding period, as of September 30, 1995. BICO also registered 107,519 Resale Shares on behalf of certain selling shareholders pursuant to this prospectus; in addition, there are 2,475,462 Warrant Shares which are being registered pursuant to this Prospectus.

     15. Risk of Product Liability Claims. The Company is engaged in activities which include the testing and selling of biomedical devices. These activities expose the Company to potential product liability claims. The Company and its subsidiaries carry an aggregate amount of $500,000 in product liability insurance. In the event that a successful claim in excess of that amount is brought against the Company, the Company may be liable for the excess.

     16. Liability Arising From Warranties. BICO has warranted its conventional pacemakers against defects in materials and workmanship for periods presently ranging from six to ten years from implantation, and warrants its isotopic pacemaker for twenty years. The Company is subject to liability in the event that warranted pacemakers function improperly.

     17. No Common Stock Dividends. The Company has not paid cash dividends on its common stock since its inception and cash dividends are not presently contemplated at any time in the foreseeable future.

     18. Conflicts of Interest. David L. Purdy, Fred E. Cooper and Anthony J. Feola are employed by BICO, and are also officers and/or directors of Diasense, a 52%-owned affiliate of BICO which owns the patents and marketing rights to the
Noninvasive Glucose Sensor.    Messrs. Purdy, Cooper, Feola and Glenn Keeling
are also officers and/or directors of BICO and its other subsidiaries, Coraflex, Petrol Rem, Barnacle Ban Corporation ("Barnacle Ban"), Nu-Insulin, Inc. ("Nu-Insulin") and IDT, Inc. ("IDT"). Accordingly, management will not only be subject to competing demands, but may face conflicts of interest. Therefore, the good faith and integrity of management in all transactions with respect to all of the companies and their businesses are of utmost importance (SEE, Form 10-K, "Certain Relationships and Related Transactions").

     19. Attraction and Retention of Key Personnel. The Company's ability to develop commercially viable products and to maintain a competitive position in a business environment characterized by intense competition and technological development depends upon, among other factors, its ability to attract and retain skilled scientific, engineering, management, sales and marketing personnel. Competition for the services of such personnel is intense, and there can be no assurance that the Company will be able to attract or retain the personnel necessary for the Company's success. The loss by the Company of the services of any of its key personnel could have a material adverse impact on the business and prospects of the Company. The Company currently does not have key-man life insurance for any of its employees, other than Mr. Purdy and Mr. Cooper.

     20. Prior Public Market; Possible Volatility of Stock Price. The Company's common stock has been traded publicly since December 1982 and has had a limited number of market makers. The trading volume averaged 2,349,317 shares per week during 1995. There can be no assurances that a more active or estab-lished trading market for the Company's common stock will develop, or if developed, that it will be maintained. The trading price of the Company's common stock could fluctuate significantly in response to variations in quarterly operating results and many other factors (SEE, "MARKET PRICE FOR COMMON STOCK").

     21. Dilution. The Resale Shares and Warrant Shares sold pursuant to this Offering may bear selling prices which are significantly higher than the common stock's book value per share. Dilution represents the difference between the amount per share paid by purchasers pursuant to this Offering and the book value of the common stock, which may be substantial (SEE, "DILUTION").


                              USE OF PROCEEDS

     The Primary Shares in this Offering are being sold on a continuous, best-efforts, no minimum basis. There are no assurances that the Company will receive any proceeds from this Offering. All proceeds will be immediately retained by the Company regardless of how few shares are sold. There can be no assurance that sufficient funds will be received through this Offering to provide for the satisfaction of any aspect of the financial requirements of the Company or of the Use of Proceeds set forth below (SEE "RISK FACTORS").

     Any proceeds received by BICO pursuant to this Offering will be used by BICO both to continue the development of the Noninvasive Glucose Sensor, including the completion of its manufacturing facility and for inventory build-up, and to satisfy general working capital requirements, if sufficient. If less than all of the Primary Shares are sold, the Company will use the net proceeds actually received, first for salaries of employees, general and administrative, and legal expenses. The rate of progress of the development of the Noninvasive Glucose Sensor, the timing of the regulatory approval process and the availability of alternative methods of financing will influence the allocation of the Company's use of the net proceeds actually received from the Offering among the uses described herein. The maximum gross proceeds to be received by BICO from the sale of the 5,000,000 Primary Shares, assuming a price per Primary Share of $2.50, would be $12,500,000, before deducting expenses payable by BICO estimated at approximately $32,000, which excludes commissions.

     Depending upon the actual price per Share at which BICO sells the Primary Shares, the number of Primary Shares sold and the timing of any such sales, BICO may not have sufficient funds available at any given time to fund both the development of the Noninvasive Glucose Sensor and to satisfy its general working capital requirements. If the net proceeds of this Offering is insufficient at any given time, BICO will be required to seek additional financing from third parties at such time until additional proceeds from the Offering are obtained, if at all. No assurance can be given that such additional financing will be available when needed or available on terms acceptable to BICO. If such additional financing is unavailable or continues to be insufficient, BICO would be required to cease operations and the development of the Noninvasive Glucose Sensor altogether (SEE, "RISK FACTORS").

     In connection with the sale of the Primary Shares offered hereby, the Company may utilize brokers, dealers, or market-makers, who may receive compensation in the form of commissions from the Company (SEE, "PLAN OF DISTRIBUTION").

     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders. The Company may, in the future, receive proceeds from the sale of Warrant Shares issuable upon exercise of the Warrants but only if such Warrants are exercised and then only in an amount equal to the exercise price thereof multiplied by the number of shares underlying the Warrants exercised. The Company expects to use any such proceeds for working capital and general corporate purposes (SEE, "DESCRIPTION OF SECURITIES").


                                  DILUTION

     As of December 31, 1995, the Company's common stock had a net tangible book value of $6,556,564 or $.177 per share based upon 37,021,118 shares outstanding. Net tangible book value per share is determined by dividing the number of shares of common stock outstanding into the Company's total tangible assets less total liabilities and preferred stock. With respect to the Warrant Shares, net tangible book value dilution represents the difference between the amount per share paid by purchasers of the Warrant Shares and the pro-forma net tangible book value per share after the indicated Warrants have been exercised. No attempt has been made to determine the dilutive effect, if any, incurred by purchasers of the Resale Shares offered in this Prospectus. The first table illustrates the per share dilution to Primary Share purchasers. The second table illustrates the per share dilution to Warrant Share purchasers that would occur if all the Warrants with the noted exercise prices per share had been exercised on December 31, 1995 and separately if all Warrants had been exercised on that date. "All Warrants" represent 2,475,462 shares of common stock at exercise prices ranging from $.25 to $4.03 per share as set forth separately below.

                        Primary Share Dilution Table

     The net tangible book value of BICO as of December 31, 1995 was $6,556,564. Net tangible book value consists of the net tangible assets of BICO (total assets less total liabilities, intangible assets and preferred stock). As of December 31, 1995 there were 37,021,118 shares of BICO's common stock out-standing. Therefore, the net tangible book value of BICO's common stock as of that date was $.177 per share.

     In the event that all 5,000,000 Primary Shares of Common Stock offered pursuant to this Prospectus are sold at a price of $2.50 per share, the net tangible book value of the Common Stock as of December 31, 1995 would be $19,024,164 or approximately $.453 per share. These figures give effect to the deduction of all of the estimated expenses, including filing, printing, legal, accounting, transfer agent and other fees. The net tangible book value of each share will have increased by approximately $.276 per share to the present stockholders, and decreased by approximately $2.047 per share to the investors, if the maximum offering is sold. No attempt has been made to calculate the dilution, or its effect, on the Resale Shares or Warrant Shares.

     Dilution represents the difference between the Offering Price and the net tangible book value per share immediately after the completion of the Offering. Dilution arises mainly from the arbitrary decision by BICO as to the Offering Price per share. Dilution of the value of the shares purchased by the investors in this Offering will also be due, in part, to the far lower book value of the shares presently outstanding, and in part, to expenses incurred in connection with the Offering. In the first table set forth below, no attempt was made to determine the dilutive effect of the exercise of outstanding warrants or options. The following table illustrates this dilution, rounding off such dilution to the nearest thousandth of a cent:


ASSUMING:                100% - 5,000,000     50% - 2,500,000    10% - 500,000
                         SHARES / SOLD        SHARES / SOLD      SHARES / SOLD

Offering Price Per Share           $2.500              $2.500           $2.500

Net Tangible Book Value
 Per Share Before Offering         $ .177              $ .177           $ .177

Increase Per Share
 Attributable to Payment
 by Investors                      $ .276              $ .146           $ .030

Net Tangible Book Value
 Per Share After Offering          $ .453              $ .323           $ .207

Dilution Per Share to Investors    $2.047              $2.177           $2.293


                        Warrant Share Dilution Table

     Exercise price per Warrant Share:
     1,479,500 shares at.....................................    $ .25
        350,000 shares at.....................................   $ .50
       645,962 shares at.....................................    $ .28 - $4.03

     Net tangible book value per share at December 31, 1995
     (assuming no Warrants had been exercised).                  $0.177

     Increase in net tangible book value per share:
     (i)  assuming all $.25 exercise price
          Warrants were exercised                                $0.003
     (ii)      assuming all $.50 exercise price

          Warrants were exercised                                $0.003
     (iii)     assuming All Warrants were exercised              $0.033

     Pro-forma net tangible book value per share
     as of December 31, 1995:
     (i)  assuming all $.25 exercise price
          Warrants were exercised                                $0.180
     (ii)      assuming all $.50 exercise price
          Warrants were exercised                                $0.180
     (iii)     assuming All Warrants were exercised.             $0.210


     Dilution of net tangible book value per share to:
     (i)  purchasers of $.25 exercise price Warrants:
          assuming all $.25 exercise price
          Warrants were exercised                                $0.070
          assuming all $.50 exercise price
          Warrants were exercised                                $0.070
          assuming All Warrants were exercised                   $0.040

     Dilution of net tangible book value per share to:
     (ii) purchasers of $.50 exercise price Warrants:
          assuming all $.25 exercise price
          Warrants were exercised                                $0.320
          assuming all $.50 exercise price
          Warrants were exercised                                $0.320
          assuming All Warrants were exercised                   $0.290


                               CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1995 and December 31, 1994. The figures were taken from the audited financial statements for the years ended December 31, 1995 and December 31, 1994, copies of which are incorporated by reference from the Company's Form 10-K for the year ended December 31, 1995.

                                               (1)              (1)
                                        December 31, 1995   December 31, 1994
Shareholders' Equity:
Series 1 convertible preferred stock,
  par value $10 per share; authorized
  500,000 shares issuable in series;
  shares issued and outstanding: 3,790
  at December 31, 1995 and 5,490 at
  December 31, 1994                        $    37,900         $     54,900
Common Stock, par value $.10 per share;
  authorized 40,000,000 shares; shares
  issued and outstanding: 37,021,118 at
  December 31, 1995 and 29,311,079
  at December 31, 1994                       3,702,112            2,931,108
Additional Paid-in Capital                  59,849,875           38,922,294
Warrants                                     6,677,820            6,677,820
Accumulated Deficit                        (66,220,357)         (36,800,012)

Total Capitalization                        $4,047,350           $5,108,290


                                        December 31, 1995  December 31, 1994
(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.25 to $4.03 per share,
    expiring 1995 through 2000.              2,415,982            3,245,696

     The following table sets forth the capitalization of the Company as of December 31, 1995 as if 50% of all shares underlying the Warrants being registered pursuant to this Prospectus were exercised, and as if 100% of all shares underlying the Warrants being registered pursuant to this Prospectus were exercised.


                                        December 31, 1995     December 31, 1995
                                               (1)                   (2)
Shareholders' Equity:
Series 1 convertible preferred stock,
  par value $10 per share; authorized
  500,000 shares issuable in series;
  shares issued and outstanding: 3,790
  at December 31, 1995                          $37,900             $37,900
Common Stock, par value $.10 per share;
  authorized 40,000,000 shares; shares
  issued and outstanding: 37,021,118 at
  December 31, 1995 (1).  If 50% of
  registered Warrants are exercised,
  common stock issued and outstanding
  at 12/31/95 would be 38,258,849.
  If 100% of registered Warrants are
  exercised, common stock issued and
  outstanding at 12/31/95 would
  be 39,496,580.                              3,825,885           3,949,658
Additional Paid-in Capital                   60,597,186          61,334,496
Warrants                                      6,677,820           6,677,820
Accumulated Deficit                         (66,220,357)        (66,220,357)
Total Capitalization                        $ 4,918,434         $ 5,779,517


(1) Includes the effects of the exercise of 50% of the following:

    Exercisable Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.25 to $4.03 per share,
    expiring through 2000.                              2,475,462

(2) Includes the effects of the exercise of 100% of the following:

    Exercisable Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.25 to $4.03 per share,
    expiring through 2000.                              2,475,462


Note: In April, 1996, the Company's authorized common stock was increased from 40,000,000 to 60,000,000 shares pursuant to a vote of the shareholders.

                       MARKET PRICE FOR COMMON STOCK

     The Company's common stock is traded on the NASDAQ Small-Cap Market under the symbol "BICO" and is also reported under the symbol "BIOCONTRL TEC". On March 7, 1996, the high and low sales prices for the common stock of the Company as reported by NASDAQ were $2.3125 and $2.0625. Pursuant to current disclosure guidelines, the following table sets forth the high and low sales prices for the common stock of the Company during the calendar periods indicated, through December 31, 1995, as reported by NASDAQ:

     Calendar Year and Quarter                         High           Low

     1993 First Quarter                               $3.750         $2.125
          Second Quarter                               3.188          1.938
          Third Quarter                                2.938          1.750
          Fourth Quarter                               2.813          1.938

     1994 First Quarter                                4.500          2.563
          Second Quarter                               3.125          2.375
          Third Quarter                                2.969          2.125
          Fourth Quarter                               3.063          1.438

     1995 First Quarter                                2.719          1.500
          Second Quarter                               4.689          2.375
          Third Quarter                                4.125          3.000
          Fourth Quarter                               6.438          2.688

     As of February 29, 1996, the Company had approximately 28,000 holders of record, including those who hold in street name, for its common stock and 9 holders of record for its preferred stock.

     The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its preferred stock in 1983) since its inception and cash dividends are not presently contemplated at any time in the foreseeable future. The Company anticipates that any excess funds generated from operations in the foreseeable future will be used for working capital and for investment in research and new product development. In accordance with the Company's Articles of Incorporation, cash dividends are also restricted under certain circumstances.

     The Company's Registrar and Transfer Agent for its common stock is Chemical-Mellon Shareholder Services, New York, New York.

                         DESCRIPTION OF SECURITIES

     BICO's authorized capital consists of 60,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share. As of December 31, 1995, there were 37,021,118 shares of common stock and 3,790 shares of preferred stock outstanding.

Preferred Stock

     The Articles of Incorporation of BICO authorize the issuance of a maximum of 500,000 shares of non-voting cumulative preferred stock, and authorize the Board of Directors of BICO to divide such class of cumulative preferred stock into series and to fix and determine the relative rights and preferences of the shares. (This preferred stock was sold to subscribers pursuant to a private placement memorandum issued on March 15, 1985.) The preferred stock does not earn or accrue any dividend. As of December 31, 1995 and February 29, 1996, there were 3,790 shares of preferred stock outstanding.

Common Stock

     All outstanding shares of the Company's common stock are fully paid and nonassessable. All shares of common stock to be received by holders will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for election of directors could elect the entire slate of the Board of Directors of BICO, and the holders of the remaining common stock would not be able to elect any member to the Board of Directors.

     The Company's authorized shares of common stock were increased from 40,000,000 to 60,000,000 pursuant to a vote of the shareholders on April 11, 1996.

     In the event of liquidation, dissolution or winding up of BICO, holders of the common stock are entitled to receive on a pro rata basis all assets of BICO remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of BICO.

Dividends

     The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its Preferred Stock in 1983) since its inception, and cash dividends are not presently contemplated at any time in the foreseeable future. In March 1988, the Company distributed 9,033 shares of common stock as a dividend to holders of its preferred stock, at the rate of one share of common stock for every ten shares of preferred stock held. The Company anticipates that any excess funds generated from operations in the foreseeable future will be used for working capital and for investment in research and new product development.

     In accordance with the Company's Articles of Incorporation, cash dividends are restricted under certain circumstances. Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof. Any such dividends are subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets of BICO exceed the liquidation preference of any outstanding preferred stock.

Employment Agreement Provisions Related to Changes in Control

     BICO has entered into agreements (the "Agreements") with Fred E. Cooper, David L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The Agreements provide that in the event of a "change of control" of BICO, BICO is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of the outstanding shares of common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreement: (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreements), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (SEE, Form 10-K for the year ended December 31, 1995 - "MANAGEMENT - Employment Agreements").

Warrants

     As of December 31, 1995, there were outstanding warrants to purchase 2,415,982 shares of the Company's common stock at exercise prices of between $0.25 and $4.03 per share. These warrants are held by members of the Company's Scientific Advisory Board, certain employees, officers, directors, loan guarantors, lenders and consultants, and the shares underlying the warrants are being registered with the Commission concurrently with this Registration.

     Each Warrant may be exercised by filling out and signing the appropriate notice of exercise form attached to the Warrant and mailing or delivering the same (together with the Warrant) to the warrant agent in time to reach the warrant agent prior to the time fixed for the termination or redemption of the Warrant, accompanied by payment of the full Warrant exercise price and any applicable stock transfer tax or similar tax. Certificates representing the shares of common stock issuable upon exercise of the Warrants will be issued as soon as practicable after receipt of the holder's notice of exercise and submission of the exercise price. Warrantholders interested in exercising Warrants should contact the Company's Shareholder Relations Department by mail at its Pittsburgh office, or by telephone at (412)429-0673.

     The holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of common stock for any purpose until such warrants have been duly exercised and payment of the exercise price has been made.

The following table sets forth a summary of the warrants and options exercisable at December 31, 1995:

                                        Expir-      Exercise       Number of
                                        ation       Price          Shares

Warrants to directors, officers,        10/96        $ .50          350,000
and employees for meritorious           07/97         3.50           25,000
service, employment contracts,          01/98         3.20           25,000
and personal guarantees on              02/98         3.00           25,000
Company indebtedness                    04/98         2.125         139,000
                                        04/98          .25          279,500
                                        05/98          .25        1,100,000
                                        06/98          .33           80,000
                                        11/98          .25          100,000
                                        08/99         2.75           85,000
                                        09/99         2.75           20,000
                                        01/00         1.69-2.13       6,000

Warrants issued to individuals          06/98          .33          100,000
for personal guarantees on
Company loan

Warrants issued to consultants
and medical advisers                    05/96          .28           20,000
                                        09/96          .45            1,482
                                        02/98         3.00           10,000
                                        09/98         2.25           10,000
                                        04/99         2.00           25,000
                                        06/00         3.31            5,000
                                        10/00         4.03           10,000
                                                         ________

                                   TOTAL                          2,415,982


Tax Consequences for Warrant Holders

     The following is a brief summary of possible tax issues which arise in connection with the exercise of warrants. This information is provided for notice purposes only and is not to be construed as legal, tax or investment advice. Each warrant holder should consult with his or her legal or tax advisors concerning the matters discussed herein.

     Both the exercise of warrants and the subsequent sale of the underlying common stock give rise to tax consequences in each instance for each individual or entity. For example, taxpayers may elect certain tax treatment of the income realized upon the exercise of warrants and sale of common stock which will determine the timing and characterization of the income to the taxpayer. Any election requires filing with the Company, the Internal Revenue Service and other taxing authorities. In addition, the consideration given in connection with the grant of the warrants may have an impact upon the tax treatment of the warrant transaction.

     WARRANT HOLDERS SHOULD CONSULT THEIR TAX ADVISORS PRIOR TO EXERCISING WARRANTS OR SELLING THE UNDERLYING COMMON STOCK IN ORDER TO DETERMINE THE IMPACT OF THE APPLICABLE TAX LAWS UPON THE TRANSACTION.

Stock Option Plan

     In November 1983, the Company adopted an Incentive Stock Option Plan ("ISOP"). As of December 31, 1994, all of the options issued pursuant to the

ISOP had been exercised, with no options outstanding. Under the ISOP, the exercise price of options was not less than the fair market value of the shares on the date of the grant and the options did not have a term in excess of ten years. Only full-time, continuous employees of the Company were granted options under the ISOP and the options were intended to qualify as "incentive stock options" within the meaning of Section 422(A)(b) of the Internal Revenue Code. In August 1992, the Board of Directors voted to discontinue additional grants pursuant to the ISOP in order to use available shares of stock to raise additional funds for its research and development projects.

     The following is a summary of the options granted pursuant to the ISOP:

         No. of Shares       Exercise Price              Expiration Date

              5,000                 .90                     9/28/93
             87,000                 .25                     8/22/94
             96,000                 .25                     5/31/93

     No options were granted during the years ended December 31, 1994 or 1995.

     During 1994, the following options to purchase a total of 18,000 shares of common stock were exercised. Unless otherwise noted, each option had an exercise price of $.25 per share.


                    Date of        Exercise       No. of         Market
Name                Issuance       Date           Shares         Price (1)

Cupp, James           05/31/85     02/07/94       10,000         $ 3.6563
Klingensmith, John    05/31/85     08/22/94        5,000         $ 2.6719
Rapach, Charles       05/31/85     08/18/94        3,000         $ 2.6250

(1) Market price was determined by the average of the closing bid and ask prices on the exercise date as reported by NASDAQ.


Transfer Agent

     Chemical-Mellon Shareholder Services in New York, New York acts as the Company's Registrar and Transfer Agent for its common and preferred stock. The Company acts as its own warrant transfer agent.


                             SELLING SHAREHOLDERS


     This Prospectus covers the shares of Common Stock which may be offered by the Selling Shareholders set forth below.

                      (1)
                      Number of Shares                   Shares Covered by             Percent of Ownership
                      Beneficially Owned                 this Prospectus               After Offering (5)
                      as of February 29, 1996

Name of                                               Resale         Warrant
Beneficial Owner       Number    Percent(2)           Shares (3)     Shares (4)

RESALE SHAREHOLDERS
Asenzio, Diego          1,000           *               1,000                                   *
                                                          (9)

Brandt Distributors    35,000           *              16,481                                   *
of Harrisburgh                                            (6)

Davis, Laird W.        48,519           *              18,519                                   *
                                                          (6)

Guzman, Joseph         50,000           *              50,000                                   *
                                                          (9)

Owens, Richard          1,000           *               1,000                                   *
                                                          (9)

Posner, Sam            35,519           *              18,519                                   *
                                                          (6)

Unitas, John            1,000           *               1,000                                   *
                                                          (9)

WARRANTHOLDERS

Albec, Keith           10,000           *                               10,000                  *
                                                                          (11)

Bennett, Jennifer       3,000           *                                3,000                  *
                                                                          (11)

Bobbish, Adele         10,000           *                               10,000                  *
                                                                          (11)

Burton, Douglas         2,000           *                                2,000                  *
                                                                          (11)

Carr, Raymond(7)       15,000           *                               15,000                  *
      15                                                                          (11)

Chertak, Melvin
and Orabelle           30,000           *               1,000           20,000                  *
                                                                           (9)

Conley, John F.       774,667           2.1                            100,000                  1.4
                                                                           (8)

Cooper, Fred E.(7)  1,076,200           2.9                            500,000                  1.5
and Jeaneen                                                               (10)

Cooper, Patrick        10,000           *                               10,000                  *
                                                                          (11)

Corbett, Marcia         5,000           *                                5,000                  *
                                                                          (11)

Cunningham, Glenn       5,000           *                                5,000                  *
                                                                          (11)

DeBoth, Joseph         30,000           *                               30,000                  *
                                                                          (11)

Dudas, Roberta          5,000           *                                5,000                  *
                                                                          (11)

Feola, Anthony J. (7) 904,000           *                              550,000                  *
                                                                          (10)

Finegold, David         8,684           *                                1,482                  *
                                                                           (9)

Fishman, Victor A.     10,000           *                               10,000                  *
                                                                           (9)

Gardner, Michael       10,000           *                               10,000                  *
                                                                           (9)

Grose, Rebecca          8,000           *                                8,000                  *
                                                                          (11)

Hansen, Richard        25,000           *                               25,000                  *
       16                                                                          (11)

Keck, William          25,000           *                               25,000                  *
                                                                           (9)

Lazor, Valeri          10,000           *                               10,000                  *
                                                                          (11)

McQuaide, Diane        30,000           *                               30,000                  *
                                                                          (11)

Meehan, Kathleen        2,000           *                                2,000                  *
                                                                          (11)

Purdy, David L. (7) 1,007,340           2.7                            820,000                  *
and Margaret R.                                                           (10)

Quarture, Jessica       8,000           *                                8,000                  *
                                                                          (11)

Raber, Peter            2,000           *                                2,000                  *
                                                                          (11)

Saxman, Nancy J.       39,500           *                               39,500                  *
                                                                          (11)

Schwartz, Bradley      59,480           *                               59,480                  *
                                                                           (9)

Staudenmaier, David    50,000           *                               50,000                  *
                                                                          (11)

Sukaly, John           25,000           *                               25,000                  *
                                                                          (11)

Sullivan, Daniel       25,000           *                               25,000                  *
                                                                          (11)

Taylor, Susan          30,000           *                               30,000                  *
                                                                           (9)

Uhlmeyer, Donald, A    10,000           *                               10,000                  *
                                                                           (9)
       17                                                                           (9)

Wiggins, Richard       20,000           *                               20,000                  *
                                                                          (11)

________________________


(1) Beneficial ownership includes shares issuable upon exercise of Warrants, all of which are currently exercisable, and are set forth separately in the fourth column.

(2) Percentage of ownership of each individual or entity shown when compared tothe total number of shares of common stock outstanding as of December 31, 1995, including such individuals or entity's currently exercisable warrants. For purposes of computation, the total number of shares of common stock outstanding as of December 31, 1995 (37,021,118 shares) has been increased by the number of additional shares which would be outstanding if the person or group exercised their currently exercisable warrants. An asterisk indicates that the percentage of ownership is less than 1%.

(3) Shares owned by the shareholder, the resale of which is offered for the account of such shareholder pursuant to this Prospectus.

(4) Issuance of these shares upon exercise of Warrants granted by the Company is also covered by this Prospectus.

(5) Percentage of ownership of each individual or entity shown assuming all shares registered pursuant to this Prospectus are sold, when compared to the total number of shares of common stock outstanding as of December 31, 1995. For purposes of computation, the total number of shares of common stock outstanding as of December 31, 1995 has been increased by the number of additional shares which would be outstanding if the person or group exercised their currently exercisable warrants and sold the underlying common stock. An asterisk indicates that the percentage of ownership would be less than 1%.

(6) Includes shares issued by the Company between May and June, 1993 in a private placement of 962,694 shares of common stock.

(7) These shareholders are also officers and/or directors of BICO and/or its affiliates Diasense, Coraflex, Petrol Rem, Barnacle Ban and IDT.

(8) Includes warrants granted in connection with loan guarantees on the Company's behalf.

(9)  Warrants issued to consultants and members of Medical Advisory Board.

(10) For a detailed description of these warrants, please see the Form 10-K for the year ended December 31, 1995- "Warrants".

(11) Warrants issued to employees or directors.


                           PLAN OF DISTRIBUTION

     This Offering is a "best-efforts" offering, and will not be underwritten nor will any underwriter be engaged for the marketing, distribution or sale of any shares registered hereby. The Primary Shares offered hereby by the Company may be sold from time to time in one or more transactions at an Offering Price based upon a set formula which discounts the market price, and requires a ninety
(90) day holding period. The Offering Price formula shall be determined by discounting the closing bid price (as reported by NASDAQ) on the day of the sale, less twenty-five percent (25%). Each purchaser will be required to execute a Subscription Agreement and to undertake not to sell the Common Stock for a period of at least ninety (90) days from the date of purchase. The Offering Price will fluctuate as the market price of the common stock fluctuates, and the resulting Offering Price may be higher or lower than two dollars and fifty cents ($2.50) per share. Such sales may be made to purchasers directly by the Company or, alternatively, the Company may offer the shares through dealers, brokers or agents, who may receive compensation in the form of concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. Any dealers, brokers or agents that participate in the distribution of shares may be deemed to be underwriters, and any profits on the sale of the shares by them and any discounts or commissions received by any such dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the 1933 Act.

     To the extent required at the time a particular offer of the shares by the Company is made, a supplement to this Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the shares purchased from the Company, and any discounts, commissions, or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

     To comply with the securities laws of certain jurisdictions, as applicable, the Primary Shares may be offered and sold only through registered or licensed brokers or dealers. In addition, the Primary Shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise.

     The Company may issue additional warrants in the future and may choose to register the shares underlying such warrants in the same way that the "Warrant Shares" are registered herein. To the extent that the Company chooses, in its sole discretion, to register additional Warrant Shares, it will amend this Prospectus to list the names of the warrantholders as Selling Shareholders. The Company will decrease the number of Primary Shares available for sale to allow for such Warrant Share registration in order to maintain the aggregate number of shares registered at 7,582,981 shares.

     The Common Stock offered hereby by the Selling Shareholders (the "Resale Shares") may be sold from time to time in one or more transactions at a fixed offering price, at varying prices determined at the time of sale or at negotiated prices. Such sales may be made to purchasers directly by the Selling Shareholders or, alternatively, the Selling Shareholders may offer the Resale Shares through dealers, brokers or agents, who may receive compensation in the form of concessions or commissions from the Selling Shareholders and/or the purchasers of the Resale Shares for whom they may act as agents. The Selling Shareholders and any dealers, brokers or agents that participate in the distribution of Resale Shares may be deemed to be underwriters, and any profits on the sale of the Resale Shares by them and any discounts or commissions received by any such dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the 1933 Act.

     To the extent required at the time a particular offer of the Resale Shares by the Selling Shareholders is made, a supplement to this Prospectus will be distributed which will set forth the number of Resale Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the Resale Shares purchased from the Selling Shareholders, and any discounts, commissions, or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

     The Warrant Shares shall be issued to holders of outstanding Warrants upon exercise thereof at the election of the holder in accordance with the terms of the Warrants. Warrants may be exercised, in whole or in part, by the holders thereof by giving written notice of the exercise to the Company.


                             LOCK-IN AGREEMENT

     In connection with a prior registration, each of the officers and directors of BICO and its affiliates, Diasense, Coraflex, IDT, and Petrol Rem, along with BICO's post-offering five percent (5%) shareholder have entered into a Lock-In Agreement. Pursuant to the terms of the Lock-In Agreement, each person agreed not to sell any of the Company's common stock at a price of less than $2.50 per share for a period of five years, or until March, 1998. Such stock includes stock acquired via the exercise of warrants or options, and excludes stock acquired in the open market or in a private placement.


                         LOANS TO RELATED PARTIES

     As set forth in the Company's Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference, the Company has made loans to certain officers, directors and post-offering five percent (5%) shareholders. Each of the loans made to officers, directors, post-offering five percent (5%) shareholders and their affiliates was made for a bona fide business purpose. All future loans to officers, directors, post-offering five percent (5%) shareholders and their affiliates will be made for bona fide business purposes only.


                     SHARES ELIGIBLE FOR FUTURE SALE

     So long as the Registration Statement concerning this offering is effective under the 1933 Act and the Company remains current in its information filing requirements under Rule 144, promulgated under the 1933 Act, substantially all of the Company's common stock issuable upon exercise of outstanding warrants will be freely transferable, or freely transferable upon issuance in the case of shares issuable upon exercise of the Warrants, without restriction or further registration under the 1933 Act, unless acquired by an affiliate of the Company. "Affiliates" of the Company generally would include the directors and executive officers of the Company and any other person or entity which controls, is controlled by, or is under common control with, the Company. Affiliates who acquire common stock pursuant to this Prospectus will continue to be subject to the volume restrictions of Rule 144, as set forth below.

     In general, under Rule 144 as currently in effect, an affiliate of the Company and any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years would be entitled to sell within any three-month period a number of shares which does not exceed the greater of (i) one percent (1%) of the then outstanding shares of common stock of the Company, or (ii) the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding such sale. Rule 144 also requires such sales to be placed through a broker or with a market maker on an unsolicited basis and requires that there be adequate current public information available concerning the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to any of the limitations discussed above immediately following the commencement of this offering. Restricted Shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restriction or registration under the 1933 Act, unless thereafter held by an affiliate of the Company.

     In addition to the Common Stock registered pursuant to this Prospectus and Registration Statement, the Company has common stock outstanding which was sold in connection with private placements and other transactions which is not being registered. As of the date of this Prospectus, 1,717,225 shares of that common stock is eligible for immediate sale in the public market without restriction pursuant to Rule 144(k). No additional shares will be eligible for sale subject to rule 144 as of 90 days or 180 days after the effective date of this Prospectus, since all of the outstanding shares will have qualified for Rule 144(k), by virtue of a three-year holding period, as of September 30, 1995.

     The Company can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of the common stock.


                  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity for the issuance of the Warrant Shares or Resale Shares offered hereby will be passed upon for the Company by Sweeney & Associates P.C., Pittsburgh, Pennsylvania. Thomas E. Sweeney, Jr., Esq., the President of Sweeney & Associates P.C., currently holds warrants to purchase the following shares of the common stock of Diasense, an affiliate of the Company: 40,000 shares at $.50 per share until October 23, 2000 and 60,000 shares at $1.00 per share until January 6, 1997.


                                  EXPERTS

     The financial statements of the Company as of December 31, 1995, 1994 and 1993 (which reports included an explanatory paragraph referring to an uncertainty regarding the Company's ability to continue as a going concern), incorporated by reference in this Prospectus, have been audited by Thompson Dugan, independent certified public accountants, as stated in their report appearing in the Company's Form 10-K for the year ended December 31, 1995 and has been so included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.


                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as set forth herein, the Company has no provisions for the indemnification of its officers, directors or control persons. David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling have employment contracts which include indemnification provisions which indemnify them to the extent permitted by law. The Company and its affiliates, Diasense, Coraflex, Petrol Rem, Barnacle Ban, Nu-Insulin and IDT are incorporated under the Business

Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and if he had no reason to believe that his conduct was unlawful, except that no indemnification is permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation,unless otherwise permitted by a court of competent jurisdiction.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     No dealer, salesman or other person
has been authorized to give any information
or to make any representation other than
those contained in this Prospectus and, if              7,582,981 Shares
given or made, such information or
representation must not be relied upon as
having been authorized by the Company, the         BIOCONTROL TECHNOLOGY, INC
selling shareholders or any underwriter.
Neither the delivery of this Prospectus nor
any sale made hereunder shall, under any                  Common Stock
circumstances, create any implication that
there has been no change in the affairs of
the Company since the date of this Prospectus.
This Prospectus does not constitute an offer               PROSPECTUS
to sell or solicitation of an offer to buy any
securities offered hereby in any jurisdiction            March 11, 1996
in which such offer or solicitation is not
qualified to do so or to anyone to whom it is
unlawful to make such offer or solicitation.
      __________________________






TABLE OF CONTENTS                   Page

Prospectus Delivery
Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ii
Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . ii
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Market Price for Common Stock. . . . . . . . . . . . . . . . . . . . . . 10
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . 11
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Lock-In Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Loans to Related Parties . . . . . . . . . . . . . . . . . . . . . . . . 20
Shares Eligible for Future
 Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Interests of Named
Experts and Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Indemnification of Directors
 and Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS
                   EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the Company's estimated expenses incurred in connection with the issuance and distribution of the securities described in the Prospectus other than underwriting discounts and commissions:

                    Printing and Copying       $  2,000.00
                    Legal Fees                   10,000.00
                    SEC Registration Fees         3,868.00
                    State Filing Fees             6,500.00
                    Accounting Fees              10,000.00
                    Total                       $32,368.00

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as set forth herein, the Company has no provisions for the indemnification of its officers, directors or control persons. David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling have employment contracts which include indemnification provisions which indemnify them to the extent permitted by law. The Company and its affiliates Diasense, Inc., Coraflex, Inc., Petrol Rem, Inc., and IDT, Inc. are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and if he had no reason to believe that his conduct was unlawful, except that no indemnification is permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation, unless otherwise permitted by a court of competent jurisdiction.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  RECENT SALES OF UNREGISTERED SECURITIES

     The Company and its affiliate, Diasense, completed sales of unregistered securities as summarized below. All offers and sales were made pursuant to the "private offering" exemption under Section 4(2) of the 1933 Act. Accordingly, because the shares sold constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act, stop-transfer instructions were given to the transfer agent, and the stock certificates evidencing the shares bear a restrictive legend.

     In August 1989, the Company and Diasense initiated an offering of 175 units of common stock for sale pursuant to a Private Placement Memorandum on a best efforts, no minimum basis. Each unit consisted of 8,000 shares of BICO common stock and 16,000 shares of Diasense common stock. The price to investors per unit was $10,000. This placement of stock was closed in May 1991, after 175 units were sold. Revenues from this private placement have been used to fund the development of the Noninvasive Glucose Sensor, to provide working capital, and to repay debt.

     Diasense initiated a private placement of stock in May 1991, offering 2,000,000 shares in units of 25,000 shares each at $25,000 per unit. This placement was extended to offer 210 units, or an aggregate of 5,250,000 shares. On January 20, 1992, the placement was closed after 5,220,000 shares were sold.

     In July 1991, the Company sold 225,000 shares of its holdings in the stock of Diasense to John F. Conley for $1 per share. The Company issued a demand judgment note, secured by the Diasense stock, in the amount of $225,000 which accrued interest at a rate of prime plus 1% and has been repaid.

     In April 1992, the Company and Diasense initiated a private placement of stock. The offering was closed July 16, 1992 after a total of 7,212 shares of the common stock of each company was sold at $3.50 per share. After giving effect to commissions and offering costs, each company received a total of $25,242 as a result of the offering. The shares sold pursuant to such private placement will be registered in connection with this Prospectus.

     In July 1992, Diasense initiated a private placement of its stock to accredited investors only, in $35,000 units consisting of 10,000 shares of Diasense common stock at $3.50 per share. The offering was closed in December 1992, after $1,050,000 had been raised pursuant to the private placement.

     In May 1993, BICO initiated a private placement of its common stock to accredited investors only, at $1.35 per share. The offering was closed in June 1993 after an aggregate of $1,299,637 was raised pursuant to the offering.

     During 1992 through 1994, the Company entered into agreements with several entities which agreed to use their best efforts to sell the Company's common stock to foreign investors subject to the requirements set forth in Regulation
S of the Securities Act of 1933 ("Regulation S"). Such entities undertook to ensure compliance with Regulation S, which among other things, limits a foreign investor's ability to trade the Company's stock in the United States. Beginning in 1992, and as of December 31, 1994, 10,463,909 shares of the Company's common stock had been sold pursuant to the agreements, resulting in net proceeds to the Company of $18,905,879. An aggregate of 6,317,860 shares with net proceeds of $12,400,750 were sold during 1994. Proceeds of the sales were used to continue to fund the Company's research and development projects and to provide working capital for the Company.

     In June 1994, Diasense sold 91,667 shares of its common stock pursuant to the requirements set forth in Regulation S of the Securities Act of 1933 ("Regulation S"). In connection with such sale, the purchasers and any entity which facilitated such sale undertook to ensure compliance with Regulation S, which among other things, limits a foreign investors's ability to trade the Company's stock in the United States. The Company received net proceeds in the amount of $288,751 pursuant to such sales.

     During 1995, Diasense issued the following shares of its common stock to
BICO: 3,000,000 shares at an assigned price of $3.50 per share in return for a corresponding reduction in the amount due from Diasense to BICO pursuant to the R&D Agreement of $10,500,000; and 1,200,000 shares of its common stock at a price of $3.50 per share.


                               UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


                               EXHIBIT TABLE
Exhibit                                                 Sequential Page No.

3.1 (4)        Articles of Incorporation as filed March 20, 1972 . . . .N/A

3.2 (4)        Amendment to Articles filed May 8, 1972 . . . . . . . . .N/A

3.3 (4)        Restated Articles filed June 19, 1975 . . . . . . . . . .N/A

3.4 (4)        Amendment to Articles filed February 4, 1980. . . . . . .N/A

3.5 (4)        Amendment to Articles filed March 17, 1981. . . . . . . .N/A

3.6 (4)        Amendment to Articles filed January 27, 1982. . . . . . .N/A

3.7 (4)        Amendment to Articles filed November 22, 1982 . . . . . .N/A

3.8 (4)        Amendment to Articles filed October 30, 1985. . . . . . .N/A

3.9 (4)        Amendment to Articles filed October 30, 1986. . . . . . .N/A

3.10(4)        By-Laws . . . . . . . . . . . . . . . . . . . . . . . . .N/A

3.11(5)        Amendment to Articles filed December 28, 1992 . . . . . .N/A

4.1 (4)        Incentive Stock Option Plan and Schedule. . . . . . . . .N/A

4.2 (4)        Form of Warrant and Schedule. . . . . . . . . . . . . . .N/A

4.3 (4)        Form of Subscription Agreement and Schedule for
               August 1989 Private Placement . . . . . . . . . . . . . .N/A

4.4 (4)        Form of Subscription Agreement and Schedule for
               June 1992 Private Placement . . . . . . . . . . . . . . .N/A

4.5(8)         Form of Subscription Agreement and Schedule for
               May, 1993 Private Placement . . . . . . . . . . . . . . .N/A

5.1            Legal Opinion of Sweeney & Associates P.C. . . . . . . . .35

10.1(1)        Manufacturing Agreement . . . . . . . . . . . . . . . . .N/A

10.2(1)        Research and Development Agreement. . . . . . . . . . . .N/A

10.3(1)        Termination Agreement . . . . . . . . . . . . . . . . . .N/A

10.4(1)        David L. Purdy Employment Contract dated 12/20/91 . . . .N/A

10.5(1)        Fred E. Cooper Employment Contract dated 12/30/91 . . . .N/A

10.6(1)        Anthony J. Feola Employment Contract dated 12/30/91 . . .N/A

10.7(1)        Nancy Saxman Employment Contract dated 12/30/91 . . . . .N/A

10.8(1)        Purchase Agreement. . . . . . . . . . . . . . . . . . . .N/A

10.9(2)        Sublicensing Agreement and Amendments thereto . . . . . .N/A

10.10(3)       Lease Agreement with 300 Indian Springs Partnership . .  N/A

10.11(4)       Fately Agreement. . . . . . . . . . . . . . . . . . . . .N/A

10.12(4)       Lease Agreement with Indiana County . . . . . . . . . . .N/A

10.13(4)       Kleiger Contract. . . . . . . . . . . . . . . . . . . . .N/A

10.14(4)       Resnick Contracts . . . . . . . . . . . . . . . . . . . .N/A

10.15(5)       First Amendment to Purchase Agreement dated
               December 8, 1992. . . . . . . . . . . . . . . . . . . . .N/A

10.16(6)       Petrol Rem lease dated April 1, 1993. . . . . . . . . . .N/A

10.17(7)       Letter agreement, dated as of April 21, 1993 between
               BICO and Diasense . . . . . . . . . . . . . . . . . . . .N/A

10.18(7)       Letter agreement, dated as of June 21, 1993 between
               BICO and Diasense . . . . . . . . . . . . . . . . . . . .N/A

10.19(9)       Patent and Trademark License Agreement between
               Kenneth J. Fishcer and BICO dated October 12, 1993. . . .N/A

10.20(8)       Letter of Resignation of Director,
               C. Terry Adkins dated 3/12/92. . . . . . . . . . . . . . N/A

10.21(10)      Letter of Resignation of Director,
               Jack Onorato dated 4/13/94. . . . . . . . . . . . . . . .N/A

10.22(11)      Letter agreement, dated as of September 19, 1994 between
               BICO and Diasense . . . . . . . . . . . . . . . . . . . .N/A

10.23(11)      Fred E. Cooper Employment Agreement dated 11/1/94 . . . .N/A

10.24(11)      David L. Purdy Employment Agreement dated 11/1/94 . . . .N/A

10.25(11)      Anthony J. Feola Employment Agreement dated 11/1/94 . . .N/A

10.26(11)      Glenn Keeling Employment Agreement dated 11/1/94. . . . .N/A

10.27(11)      David E. Staudenmaier Employment Agreement dated 11/1/94 N/A

10.28(11)      Nancy J. Saxman Employment Agreement dated 11/1/94. . . .N/A

16.1(12)       Disclosure and Letter Regarding Change in
               Certifying Accountants dated 1/25/95. . . . . . . . . . .N/A

24.1           Consents of Thompson Dugan, Independent Certified
               Public Accountants. . . . . . . . . . . . . . . . . . . . 37

24.2           Consent of Counsel (Included in Exhibit 5.1 above). . . . 35

25.1           Power of Attorney of Fred E. Cooper . . . . . . . . . . . 34
               (included under "Signatures")

(1) Incorporated by reference from Exhibit with this title filed with the Company's Form 10-K for the year ended December 31, 1991

(2) Incorporated by reference from Exhibit with this title to Form 8-K dated May 3, 1991

(3) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1990

(4) Incorporated by reference from Exhibits with this title to Registration Statement on Form S-1 filed on December 1, 1992

(5) Incorporated by reference from Exhibits with this title to Amendment No. 1 to Registration Statement on Form S-1 filed on February 8, 1993

(6) Incorporated by reference from Exhibit with this title to Form S-1 and Preliminary Prospectus filed June 16, 1993

(7) Incorporated by reference from Exhibit with this title to Amendment No. 1 to the June 16, 1993 Form S-1 filed July 30, 1993

(8) Incorporated by reference from Exhibit with this title to Form S-1 and Prospectus dated August 16, 1993

(9) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1993

(10) Incorporated by reference from Exhibit with this title to Form 8-K dated April 13, 1994

(11) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1994

(12) Incorporated by reference from Exhibit with this title to Form 8-K dated January 25, 1995

                                                                Exhibit 25.1

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned on March 11, 1996.

                              BIOCONTROL TECHNOLOGY, INC.

                              By:  /s/ Fred E. Cooper
                                   Fred. E. Cooper, Director, CEO,
                                   (principal executive officer,
                                   principal financial officer,
                                   and principal accounting officer)

                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fred E. Cooper his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

     Signature                Title                      Date


/s/ David L. Purdy            President,                 March 11, 1996
David L. Purdy                Treasurer, Director



/s/ Anthony J. Feola          Senior Vice President,     March 11, 1996
Anthony J. Feola              Director



/s/ Glenn Keeling             Director                   March 11, 1996
Glenn Keeling



/s/ Raymond F. Carr           Director                   March 11, 1996
Raymond F. Carr

SWEENEY & ASSOCIATES P.C.
                             ATTORNEYS AT LAW

7300 PENN AVENUE                                   TELEPHONE (412) 731-1000
PITTSBURGH, PA  15208                              FACSIMILE (412) 731-9190


                              March 11, 1996


To the Board of Directors
Biocontrol Technology, Inc.
2275 Swallow Hill Road
Building 2500; 2nd Floor
Pittsburgh, PA  15220

Gentlemen:

     We have examined the corporate records and proceedings of Biocontrol Technology, Inc, a Pennsylvania corporation (the "Company"), with respect to:

     1.   The organization of the Company;

     2. The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, of all the present outstanding and issued common stock of the Company; and

     3. The legal sufficiency of all corporate proceedings of the Company, taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, when issued, of shares of the Company's common stock (the "Shares"), to be issued by the Company covered by the registration statement (hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission March 11, 1996, file number 33-______ (in connection with which Registration Statement this opinion is rendered.)

     We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion:

     (a) That the Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania;

     (b) That the Company is authorized to have outstanding 40,000,000 shares of common stock of which 37,021,118 shares of common stock are outstanding as of December 31, 1995;

     (c) That the Company will hold a Special Meeting of Shareholders on April 11, 1996 for the purpose of increasing the number of authorized shares to 60,000,000, and that, once such shares are authorized, the Company undertakes to request acceleration of the effective date of the Registration; and, in the event that such shares are not authorized, the Company undertakes to withdraw this Registration Statement and refrain from selling any shares to be registered thereunder;

     (d) That the Company has taken all necessary and required corporate proceedings in connection with the creation and issuance of the said presently issued and outstanding shares of common stock and that all of said stock so issued and outstanding has been validly issued, is fully paid and non-assessable, and is in proper form and valid; and that, as set forth above, the Company will undertake to do the same for the newly-authorized shares of common stock;

     (e) That when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, after a request for acceleration by the Company, and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares, and (2) to the filing of this opinion as Exhibit 5.1 of the Registration Statement.


                              Sincerely,




                              SWEENEY & ASSOCIATES P.C.



jdk

                                                  Exhibit 24.1


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 1996 accompanying the consolidated financial statements of Biocontrol Technology, Inc. and subsidiaries appearing in the 1995 Annual Report on Form 10-K for the year ended December 31, 1995 which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph which discusses going concern considerations as to Biocontrol Technology, Inc.


/s/ Thompson Dugan

Pittsburgh, Pennsylvania

March 8, 1996